Exhibit 99.1

Press Release

	Contacts:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
POWELL INDUSTRIES RECEIVED NASDAQ NOTICE
HOUSTON — MAY 21, 2007 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced that the Company has now completed its review of certain accounting errors discovered at one of its domestic divisions as previously announced on April 13, 2007. Based on the conclusion of its review, cumulative net income will be reduced by approximately $2.7 million, or $0.25 per diluted share; and the Company is in the process of preparing restated financial statements. The restatements will reduce net income for the fiscal year 2005, 2006 and the first quarter of fiscal year 2007 by approximately $0.4 million, $1.4 million and $0.9 million, respectively; and diluted earnings per share for the respective periods will be reduced by approximately $0.04, $0.13 and $0.08. The company intends to file the above-mentioned restated financial statements and its Form 10-Q for the quarter ended March 31, 2007 by May 25, 2007.
     As expected on May 15, 2007 in accordance with NASDAQ procedures, the Company received a NASDAQ Staff Determination letter, indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4301(c)(14) due to the delayed filing of the Company’s Form 10-Q for the fiscal 2007 second quarter ended March 31, 2007. In response to the letter, the Company has requested a hearing before the NASDAQ Listing Qualifications Panel to review the Staff Determination. This hearing will take place no later than 45 days from today. Pending a decision by the Panel, Powell Industries shares will remain listed on the NASDAQ Stock Market.
     Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.
     Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to the results of the Company’s internal investigation relating to the accounting errors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
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